UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

April 14, 2011 (April 8, 2011)

SMTC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-31051	98-0197680
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

635 Hood Road

Markham, Ontario, Canada L3R 4N6

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (905) 479-1810

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers.

On April 8, 2011, the Board of Directors approved the compensation arrangements for the recently announced Chair of the Interim Office of the Chief Executive Officer, Alex Walker, and Member of the Interim Office of the Chief Executive Officer, Claude Germain. Both Mr. Walker and Mr. Germain also serve on the Company’s Board of Directors. Mr. Walker is Chairman of the Board of Directors.

Combined base compensation for both Mr. Walker and Mr. Germain was established at $48,583 per month for the first six months, reduced to $39,000 subsequently, if required. Mr. Walker and Mr. Germain will also be eligible to receive, for the first six month period, a combined discretionary bonus, subject to meeting certain targets, of $9 thousand per month and 8,000 options per month at a strike price of the higher of $3.20 or fair market value at time of issue, which will be issued in arrears during an open period. These options will be granted from the existing pool of the Company’s 2010 Incentive Plan. Contractual arrangements will be filed once completed.

The compensation arrangement outlined above includes compensation for both the Interim Office of the Chief Executive Office and the Board of Directors; no further director fees will be paid or accrued.

The arrangement does not include any termination costs and no notice is required by the Company in the case of termination. The Board of Directors continues to aggressively pursue a permanent Chief Executive Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2011	SMTC CORPORATION

	By:	/S/ JANE TODD
	Name:	Jane Todd
	Title:	Chief Financial Officer